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                                                                     Exhibit 2.1


                           GENERAL PRODUCTS AGREEMENT


     THIS GENERAL PRODUCTS AGREEMENT (the "Agreement"), dated as of December 17, 1998, is made and entered into by and among HOECHST MARION ROUSSEL, INC., a Delaware corporation ("HMRI"), HOECHST MARION ROUSSEL DEUTSCHLAND GMBH, a German limited liability company ("HMR GmbH") (together, HMRI and HMR GmbH are referred to herein as "Sellers"), and KING PHARMACEUTICALS, INC., a Tennessee corporation ("Purchaser"). Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article I hereof or as otherwise set forth herein.

                                    RECITALS

     WHEREAS, Sellers are engaged in the business of (i) manufacturing and selling the pharmaceutical product ramipril, sold in the United States under the registered trademark Altace(R) (the "U.S. Product"), and owns or licenses certain rights related to Ramipril (as such term is defined in the U.S. Product Agreement), and (ii) manufacturing and selling the pharmaceutical products sold under the trademarks AVC, DV and Silvadene(R) (the "International Products");

     WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Sellers, assets of Sellers relating to the International Products and assets of Sellers relating to the U.S. Product, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Sellers relating to the International Products and the U.S. Product, all on the terms set forth herein; and

     WHEREAS, this Agreement is being entered into in connection with the transactions pursuant to which at the time of Closing (i) Purchaser and Sellers shall enter into that certain U.S. Product Agreement in the form of Exhibit 1 (the "U.S. Product Agreement"), (ii) Purchaser and Sellers shall enter into that certain U.S. Product Manufacturing Agreement in the form of Exhibit 2 hereto (the "U.S. Product Manufacturing Agreement"), (iii) Purchaser and HMRI shall enter into that certain International Products Manufacturing Agreement in the form of Exhibit 3 hereto (the "International Products Manufacturing Agreement"), and (iv) Purchaser and HMRI shall enter into that certain Transition Services Agreement in the form of Exhibit 4 hereto (the "Transition Services Agreement").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     The following terms shall have the meanings set forth below. Unless the context indicates otherwise, the singular shall include the plural and the plural shall include the singular.



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                  1.1  "AVC" shall mean all formulations of the finished product sold by Sellers which has as its active ingredient sulfanilamide.

                  1.2 "AFFILIATE" shall mean any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

                  1.3 "AGREEMENT" shall have the meaning set forth in the preamble.

                  1.4 "ANNUAL AGGREGATE GROSS SALES" shall have the meaning set forth in Section 2.3(b)(B) herein.

                  1.5 "ASSETS" shall mean the International Products Assets and the U.S. Product Assets.

                  1.6 "ASSIGNMENT INSTRUMENTS" shall have the meaning set forth in Section 2.4(b) herein.

                  1.7 "ASSIGNMENT OF TRADEMARKS" shall have the meaning set forth in Section 2.4(b) herein.

                  1.8 "ASSUMED CONTRACTS" shall mean the International Assumed Contracts and the U.S. Assumed Contracts.

                  1.9  "ASSUMED LIABILITIES" shall have the meaning set forth in
Section 2.2 herein.

                  1.10 "ASSUMPTION INSTRUMENTS" shall have the meaning set forth in Section 2.4(b) herein.

                  1.11 "Business Day" or "business day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of Missouri are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days (or business days) are specified.

                  1.12 "CLOSING" shall mean the consummation of the transactions contemplated herein.

                  1.13 "CLOSING DATE" shall mean (a) December 22, 1998, or (b) such other date as Purchaser and Sellers mutually agree upon in writing.

                  1.14 "CONTINGENT CONSIDERATION" shall have the meaning set forth in Section 2.3(b)(B) herein.






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                  1.15 "DV" shall mean all formulations of the finished product previously sold by Sellers which has as its active ingredient dienestrol.

                  1.16 "FDA" shall mean the United States Food and Drug Administration or any successor entity thereto.

                  1.17 "FORCE MAJEURE" shall have the meaning set forth in
Section 8.8 herein.

                  1.18 "GENERAL ASSIGNMENT AND ASSUMPTION" shall have the meaning set forth in Section 2.4 herein.

                  1.19 "GOVERNMENTAL OR REGULATORY AUTHORITY" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  1.20 "INDEMNITEE" shall have the meaning set forth in Section
6.2 herein.

                  1.21 "INDEMNITOR" shall have the meaning set forth in Section 6.2(a) herein.

                  1.22 "INTERNATIONAL ASSUMED CONTRACTS" shall have the meaning set forth in Section 2.1(a)(vii) herein.

                  1.23 "INTERNATIONAL AUTHORIZATIONS" shall have the meaning set forth in Section 2.1(a)(iii) herein.

                  1.24 "INTERNATIONAL PRODUCTS" shall have the meaning set forth in the Recitals.

                  1.25 "INTERNATIONAL PRODUCTS ASSETS" shall have the meaning set forth in Section 2.1(a) herein.

                  1.26 "INTERNATIONAL PRODUCTS MANUFACTURING AGREEMENT" shall have the meaning set forth in the Recitals.

                  1.27 "INTERNATIONAL TERRITORY" shall mean all jurisdictions throughout the world where the International Products are currently being sold, or could be sold, by Sellers or any of their Affiliates.

                  1.28 "INTERNATIONAL TRADEMARKS" shall have the meaning set forth in Section 2.1(a)(i) herein.

                  1.29 "KNOW-HOW" shall mean manufacturing information, technical information, clinical information, regulatory information, know-how and inventions, patentable and non-patentable,



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owned by Sellers and relating to the International Products to the extent
Sellers are not contractually or otherwise restricted or prohibited from disclosing and/or granting rights to such know-how and excluding any items described on SCHEDULE 1.29.

                  1.30 "Knowledge" OR "knowledge" shall mean actual knowledge after reasonable investigation by any executive officer of those things which a reasonably diligent inquiry and exercise of means of information at hand would have disclosed.

                  1.31 "LAWS" shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

                  1.32 "LETTERS OF CREDIT" shall have the meaning set forth in
Section 5.2(g) herein.

                  1.33 "LOSSES" shall mean any and all liabilities, debts, obligations, damages, fines, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, amounts paid in settlement, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

                  1.34 "NOTE PURCHASE AGREEMENTS" shall have the meaning set forth in Section 5.2(f) herein.

                  1.35 "OPERATIVE AGREEMENTS" shall mean, collectively, the General Assignment and Assumption and the other Assignment Instruments, the Assumption Instruments, the International Products Manufacturing Agreement, the U.S. Product Agreement, the U.S. Product Manufacturing Agreement, the Transition Services Agreement and any supporting, collateral or other agreements, consents or approvals to be entered into or secured in connection with the foregoing or the transactions contemplated herein and therein.

                  1.36 "PURCHASE PRICE" shall have the meaning set forth in
Section 2.3(a) herein.

                  1.37 "PURCHASER" shall have the meaning set forth in the preamble.

                  1.38 "REGISTRATIONS" shall mean the International Authorizations and the U.S. Authorizations.

                  1.39 "RETAINED LIABILITIES" shall have the meaning set forth in Section 2.2(b) herein.

                  1.40 "SELLERS" shall have the meaning set forth in the preamble.





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                  1.41 "SELLERS' PACKAGING MATERIALS" shall have the meaning set forth in Section 2.6(b) herein.










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                  1.42 "SENIOR SUBORDINATED NOTES" shall have the meaning set forth in Section 2.3(b) herein.

                  1.43 "SILVADENE" shall mean all formulations of the finished product sold by Sellers which has as its active ingredient silver sulfadiazine.

                  1.44 "TRADEMARKS" shall mean the International Trademarks and the U.S. Trademarks.

                  1.45 "TRANSITION SERVICES AGREEMENT" shall have the meaning set forth in the Recitals.

                  1.46 "U.S. ASSUMED CONTRACTS" shall have the meaning set forth in Section 2.1(b)(v) herein.

                  1.47 "U.S. AUTHORIZATIONS" shall have the meaning set forth in
Section 2.1(b)(ii) herein.

                  1.48 "U.S. PRODUCT" shall have the meaning set forth in the Recitals.

                  1.49 "U.S. PRODUCT AGREEMENT" shall have the meaning set forth in the Recitals.

                  1.50 "U.S. PRODUCT ASSETS" shall have the meaning set forth in
Section 2.1(b) herein.

                  1.51 "U.S. PRODUCT MANUFACTURING AGREEMENT" shall have the meaning set forth in the Recitals.

                  1.52 "U.S. TERRITORY" shall have the meaning set forth in the U.S. Product Agreement.

                  1.53 "U.S. TRADEMARKS" shall have the meaning set forth in
Section 2.1(b)(i) herein.

                                   ARTICLE II
          SALE OF ASSETS, CLOSING AND CERTAIN POST-CLOSING OBLIGATIONS

                  2.1 SALE OF ASSETS. On the Closing Date, and subject to the terms and conditions of this Agreement, Sellers will sell, assign, convey, transfer, and deliver to Purchaser, and Purchaser will purchase and accept from Sellers, the following:




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          (a) the following assets related to the International Products in the
     International Territory (collectively, the "International Products
     Assets"):

               (i) all of Sellers' right, title, and interest in the International Territory in and to the trademarks set forth on SCHEDULE 2.1(A)(I) attached hereto (collectively, the "International Trademarks"), together with the goodwill of the business symbolized by the International Trademarks in the International Territory;

               (ii) all of Sellers' right, title, and interest in the International Territory in and to the Know-How;

               (iii) all of Sellers' right, title, and interest in and to the regulatory approvals, licenses, applications and new drug applications or abbreviated new drug applications and all supplements thereto, all whether existing, pending, withdrawn or in draft form, together with all correspondence to or from Governmental or Regulatory Authorities, for the International Products, including those set forth on SCHEDULE 2.1(A)(III) attached hereto (the "International Authorizations");

               (iv) subject to Section 2.6 of this Agreement, the trade dress and logos, if any, associated with the International Products in the International Territory, excluding any corporate or division name of Sellers or their Affiliates, any logos of Sellers or their Affiliates, any trademark (other than the International Trademarks or U.S. Trademarks) of Sellers or their Affiliates and all NDC numbers of Sellers or their Affiliates;

               (v) the equipment relating to the manufacture and/or packaging of AVC and Silvadene set forth on SCHEDULE 2.1(A)(V);

               (vi) all historic sales data and customer lists (in each case to the extent Sellers are not contractually or otherwise restricted or prohibited from disclosing and/or granting rights therein) and completed marketing and promotional plans and materials (excluding samples of International Products), in each case which relate solely to the International Products; and

               (vii) all written contracts to which any Seller is a party and which relate solely to Sellers' manufacture, packaging, marketing, sale and distribution of International Products, including, without limitation, all purchase orders and contracts relating to suppliers, distributors, marketing arrangements and manufacturing and supply arrangements, including, but not limited to, those contracts set forth on SCHEDULE 2.1(A)(VII)(A) (the "International Assumed Contracts") and excluding those contracts set forth on SCHEDULE 2.1(A)(VII)(B). Written descriptions of those International Assumed Contracts involving a payment by or to Sellers in a



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          dollar amount greater than Fifty Thousand Dollars ($50,000) or under which payments in the most recently completed calendar year exceed Fifty Thousand Dollars ($50,000) in the aggregate and that cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalties to Purchaser are set forth on SCHEDULE 2.1(A)(VII)(A).

          (b) the following assets related to the U.S. Product in the U.S. Territory (collectively, the "U.S. Product Assets"):

               (i) all of Sellers' right, title, and interest in the U.S. Territory in and to the trademarks set forth on SCHEDULE 2.1(B)(I) attached hereto (collectively, the "U.S. Trademarks"), together with the goodwill of the business symbolized by the U.S. Trademarks in the U.S. Territory;

               (ii) all of Sellers' right, title, and interest in and to the regulatory approvals, licenses, applications , investigational new drug applications and new drug applications and all supplements thereto, all whether existing, pending, withdrawn or in draft form, together with all correspondence to or from Governmental or Regulatory Authorities, for the U.S. Product in the U.S. Territory including those set forth on SCHEDULE 2.1(B)(II) attached hereto (the "U.S. Authorizations");

               (iii) subject to Section 2.6 of this Agreement, the trade dress and logos, if any, associated with the U.S. Product in the U.S. Territory, excluding any corporate or division name of Sellers or their Affiliates, any logos of Sellers or their Affiliates, any trademark (other than the U.S. Trademarks or International Trademarks) of Sellers or their Affiliates and all NDC numbers of Sellers or their Affiliates;

               (iv) all historic sales data and customer lists (in each case to the extent Sellers are not contractually or otherwise restricted or prohibited from disclosing and/or granting rights therein) and completed marketing and promotional plans and materials (excluding samples of U.S. Product), in each case which relate solely to the U.S. Product in the U.S. Territory;

               (v) all written contracts to which any Seller is a party and which relate solely to Sellers' manufacture, packaging, marketing, sale and distribution of U.S. Product in the U.S. Territory, including, without limitation, all purchase orders and contracts relating to suppliers, distributors, marketing arrangements and manufacturing and supply arrangements, including, but not limited to, those contracts set forth on SCHEDULE 2.1(B)(V)(A) (the "U.S. Assumed Contracts") and excluding those contracts set forth on SCHEDULE 2.1(B)(V)(B). Written descriptions of those U.S. Assumed Contracts involving a payment by or to Sellers in a dollar amount



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          greater than Fifty Thousand Dollars ($50,000) or under which payments in the most recently completed calendar year exceeded Fifty Thousand Dollars ($50,000) in the aggregate and that cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalties to Purchaser are set forth on SCHEDULE 2.1(B)(V)(A); and

               (vi) the rights and licenses granted under the U.S. Product Agreement.

          2.2 ASSUMED LIABILITIES.

          (a) On the Closing Date, and subject to the terms and conditions of this Agreement, Purchaser shall assume and agrees to pay, perform and discharge when due the following liabilities and obligations of Sellers arising in connection with the International Products in the International Territory and the U.S. Product in the U.S. Territory (the "Assumed Liabilities"):

               (i) Obligations under the Assumed Contracts, Trademarks and Registrations. All liabilities and obligations under the Assumed Contracts, Trademarks and Registrations arising and to be performed on or after the Closing Date.

               (ii) Medicaid/Medicare Rebates; Chargebacks; Credits.

                         (A) State and federal Medicaid/Medicare rebates in
                    connection with the International Products in the United States and U.S. Product in the U.S. Territory sold after the Closing Date;

                         (B) Chargeback rebates and similar payments to
                    wholesalers and other distributors in connection with the International Products in the International Territory and U.S. Product in the U.S. Territory, beginning one (1) month after the Closing Date; and

                         (C) Credits, utilization based rebates, reimbursements,
                    and similar payments to buying groups, insurers and other institutions in connection with the International Products in the International Territory and U.S. Product in the U.S. Territory sold after the Closing Date

               (iii) Recalls. From and after the Closing Date, all liabilities, obligations and responsibilities relating to voluntary and involuntary recalls of units of the International Products in the International Territory (subject to the terms of the International Products Manufacturing Agreement) sold by Purchaser after the


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          Closing Date and units of the U.S. Product in the U.S. Territory
          (subject to the terms of the U.S. Product Manufacturing Agreement) sold by Purchaser after the Closing Date.

               (iv) Products Liability. From and after the Closing Date, all liabilities, obligations and responsibilities relating to product liability claims or threatened claims relating to units of the International Products in the International Territory (except as set forth in the International Products Manufacturing Agreement) sold by Purchaser after the Closing Date and units of the U.S. Product in the U.S. Territory (except as set forth in the U.S. Product Manufacturing Agreement) sold by Purchaser after the Closing Date.

               (v) Research and Development; Sales and Marketing Activities. Except as set forth in the Transition Services Agreement, all liabilities, obligations and responsibilities for any research and development and sales and marketing activities relating to any of the International Products after the Closing Date and those liabilities, obligations and responsibilities for research and development and sales and marketing activities relating to the U.S. Product in the U.S. Territory (i) set forth on SCHEDULE 2.2(A)(V) or (ii) conducted by Purchaser after the Closing Date.

               (vi) Returns. From and after the Closing Date, all liabilities and obligations with respect to the returned units of International Products in the International Territory and the U.S. Product in the U.S. Territory, provided that Sellers shall reimburse Purchaser for out-of-pocket payments made and expenses incurred, including, but not limited to, the cost of credits given to the trade for returned product, with respect to returns received regarding units of International Products in the International Territory and U.S. Product in the U.S. Territory sold prior to the Closing Date.

          (b) Retained Liabilities. Except for the Assumed Liabilities and as set forth in this Agreement or the Operative Agreements, Purchaser shall not assume by virtue of this Agreement or any of the Operative Agreements or the transactions contemplated hereby or thereby, and shall have no liability for, any Losses of the Sellers of any kind, character or description whatsoever or wheresoever (the "Retained Liabilities")

          2.3   PURCHASE PRICE.

          (a) Subject to the terms and conditions of this Agreement and the terms and conditions of the Operative Agreements, Purchaser shall on the Closing Date pay to Sellers as full and fair consideration for the Assets and the entering into of the Operative Agreements, the sum of Three Hundred Sixty-Two Million Five Hundred Thousand Dollars ($362,500,000) (the "Purchase Price").




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          (b) The Purchase Price shall be paid to Sellers at Closing by (i) wire transfer of Two Hundred Eighty-Seven Million Five Hundred Thousand Dollars ($287,500,000) of immediately available funds to the accounts, and allocated to each Seller, as specified in SCHEDULE 2.3(B) and (ii) delivery of the senior subordinated promissory notes of Purchaser in the form of
     EXHIBIT 5 hereto (the "Senior Subordinated Notes"), payable to Sellers in the total aggregate principal amount of Seventy-Five Million Dollars ($75,000,000), the proceeds of which shall be allocated to each Seller as specified in SCHEDULE 2.3(B); provided that:

               (A) One Hundred Eighty-Seven Million Five Hundred Thousand Dollars ($187,500,000) of the Purchase Price shall be paid to Sellers at the time of Closing for the transfer of the Assets and the entering into of the Operative Agreements and shall not be subject to any further conditions; and

               (B) One Hundred Seventy-Five Million Dollars ($175,000,000) of the Purchase Price (the "Contingent Consideration") shall be paid to Sellers at the time of Closing, but shall be contingent consideration for the transfer of the Assets and the entering into of the Operative Agreements subject to a refund to Purchaser from Sellers if the aggregate gross sales of International Products in the International Territory plus the aggregate gross sales of U.S. Product in the U.S. Territory (together, the "Annual Aggregate Gross Sales") during each of the calendar years 1999 and 2000 does not equal or exceed Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000) for each calendar year on a pro-rata basis in accordance with the following formula: (A) one-half (1/2) the Contingent Consideration minus (B) the product of (x) Annual Aggregate Gross Sales for such calendar year divided by Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), multiplied by (y) one-half (1/2) the Contingent Consideration; provided, however, such refund shall only be payable if Purchaser has exerted commercially reasonable sales and promotional efforts for the International Products in the International Territory and U.S. Product in the U.S. Territory, consistent with the sales and promotional efforts within the pharmaceutical industry for pharmaceutical products of similar value.

               (c) Any refund of the Contingent Consideration in accordance with
          Section 2.3(b)(B) for calendar year 1999 shall be paid by Sellers to Purchaser on or before June 30, 2000, and any refund of the Contingent Consideration in accordance with Section 2.3(b)(B) for calendar year 2000 shall be paid by Sellers to Purchaser on or before June 30, 2001.

          2.4      CLOSING.




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          (a) The Closing will take place at the offices of HMRI in Kansas City,
     Missouri, or at such other place as Purchaser and Sellers mutually agree, at 10:00 A.M. Central Standard Time on the Closing Date.

          (b) At the Closing, pursuant to the provisions of Section 2.3 above, Purchaser will pay the Purchase Price. Simultaneously, (i) Sellers will assign and transfer to Purchaser all of Sellers' right, title and interest in and to the Assets, free and clear of all liens, claims, charges, or encumbrances of any kind whatsoever, by delivery of (x) a General Assignment, Assumption and Irrevocable Bill of Sale in the form of EXHIBIT 6 hereto (the "General Assignment and Assumption"), (y) an assignment of the Trademarks in the form of EXHIBIT 7 hereto (the "Assignment of Trademarks"), and (z) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser's counsel, as shall be effective to vest in Purchaser good and valid title to the Assets (the General Assignment and Assumption, the Assignment of Trademarks and such other instruments being collectively referred to herein as the "Assignment Instruments"), and (ii) Purchaser will assume from Sellers the due payment, performance and discharge of the Assumed Liabilities by delivery of (x) the General Assignment and Assumption, (y) the Assignment of Trademarks and (z) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Sellers' counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities (the General Assignment and Assumption, the Assignment of Trademarks and such other instruments collectively referred to herein as the "Assumption Instruments").

     2.5 DELIVERY OF DOCUMENTATION. Sellers will, at their expense, deliver to Purchaser's Executive Vice President, General Counsel, at the address as set forth in Section 8.6(a) herein, copies of the materials comprising the Know-How, the International Authorizations and the U.S. Authorizations, all in accordance with a time frame and in a manner reasonably acceptable to the parties, but in no event later than ninety (90) days after the Closing Date (provided that Sellers shall have the right to retain one copy of such documents for their archival purposes, or as necessary for Sellers to perform their obligations under the Operative Agreements).

     2.6  SCOPE OF PURCHASER'S RIGHTS.

          (a) Purchaser acknowledges and agrees that Sellers and their Affiliates shall be entitled to use the International Trademarks and the Know-How after Closing to the extent necessary to fulfill Sellers' obligations hereunder, under the International Products Manufacturing Agreement, the U.S. Product Manufacturing Agreement and the Transition Services Agreement, as applicable, or under applicable laws or regulations.

          (b) The parties acknowledge that the International Products to be supplied under the International Products Manufacturing Agreement and the U.S. Product to be supplied under the U.S. Product Manufacturing Agreement may contain packaging and



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     labeling with the names, logos, trademarks and NDC numbers of Sellers and their Affiliates ("Sellers' Packaging Materials"), and in that regard, Sellers and their Affiliates agree to not withdraw any NDC numbers for the International Products and U.S. Product for at least four (4) calendar quarters after the expiration date of the last lot manufactured using any such NDC number. Purchaser may distribute such International Products in the International Territory and such U.S. Product in the U.S. Territory with the Sellers' Packaging Materials; provided, however, Purchaser shall not, and shall have no right to, use such names, logos, or trademarks for any other purpose and Purchaser shall acquire no right, title, or interest in or to such names, logos, and trademarks.

          (c) Notwithstanding Section 2.6(b) above, Purchaser shall use its best efforts to make all necessary arrangements as soon as possible so that Purchaser will ship all International Products in the International Territory and U.S. Product in the U.S. Territory without the use of any of Sellers' Packaging Materials, including obtaining all necessary packaging and labeling materials to do so and related regulatory approvals and, in any event, by October 1, 1999, Purchaser shall distribute all such International Products in the International Territory and U.S. Product in the U.S. Territory without the use of any of Sellers' Packaging Materials (except as required pursuant to the International Products Manufacturing Agreement or the U.S. Product Manufacturing Agreement).

     2.7 TAXES. Purchaser shall be responsible for and shall promptly pay all federal, state, and local transfer, sales, and other taxes, if any, levied or imposed as a result of the transactions contemplated by this Agreement, excluding any tax payable on any income or gain of Sellers. All sums payable to Sellers hereunder shall be paid in full and no deduction shall be made therefrom, except that any withholding tax imposed in the United States upon payments to be made by Purchaser or its Affiliates hereunder shall be borne by Sellers up to the amount provided in the double taxation agreement existing between the United States and the Federal Republic of Germany. Purchaser or its Affiliates shall deduct such withholding tax from any payment made to Sellers hereunder and shall promptly provide Sellers with the appropriate tax receipts. The same shall apply mutatis mutandis to payments from Affiliates of Purchaser, which are not incorporated in the United States.

     2.8 ACTIONS BY THE PARTIES. Each of the parties shall use its best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the satisfaction of the conditions to closing of the parties set forth in Article V.

     2.9 TERMINATION. This Agreement may be terminated at any time prior to
Closing:

          (a) By mutual written consent of Purchaser and Sellers; or

          (b) By Purchaser or Sellers, upon written notice, at any time after 5:00 p.m. Central Standard Time on December 22, 1998, if at such time the Closing has not been consummated.

     2.10 INVENTORY. Immediately after the Closing, HMRI shall provide Purchaser with a written inventory of units of International Products and units of U.S. Product held in inventory by HMRI as of the Closing Date, and such inventory shall be physically delivered to Purchaser with an invoice for the amount due for such inventory (at prices for International Products in accordance with EXHIBIT C of, and upon the other terms and conditions of, the International Products Manufacturing Agreement and at prices for U.S. Product in accordance with EXHIBIT C of, and upon the other terms and conditions of, the U.S. Product Manufacturing Agreement), and payment shall be made in accordance with Article III of the International Products Manufacturing Agreement and the U.S. Product Manufacturing Agreement, as applicable.

     2.11 RUGBY SUPPLY MATTERS.

          (a) Purchaser hereby acknowledges that HMRI has granted certain exclusive, perpetual license rights under the International Authorizations covering Silvadene in the United States and its possessions and territories to the generic versions of Silvadene ("Generic Silvadene") to The Rugby Group, Inc., a New York corporation ("Rugby"), pursuant to that certain Supply and License Agreement between HMRI and Rugby dated as of February 27, 1998 (the "Rugby Agreement"), a redacted copy of which has been provided to Purchaser, and Purchaser hereby agrees that HMRI shall retain those rights under the International Authorizations covering Silvadene in the United States and its possessions and territories sufficient to enable HMRI to continue to grant such exclusive license rights to Rugby on the terms and conditions of the Rugby Agreement.

          (b) During the period of time that HMRI manufactures Silvadene for Purchaser pursuant to the International Products Manufacturing Agreement, HMRI shall retain those rights with respect to Silvadene sufficient to enable HMRI to manufacture and supply Generic Silvadene to Rugby on the terms and conditions of the Rugby Agreement.

          (c) Upon transfer of the manufacturing equipment to Purchaser pursuant to the terms and conditions of the International Products Manufacturing Agreement, HMRI shall assign all of its rights, and Purchaser shall assume and undertake all of HMRI's obligations, to supply Generic Silvadene to Rugby on the terms and conditions of the Rugby Agreement. HMRI shall not agree to any change to the Rugby Agreement, from the form in which it has been provided to Purchaser, which would impose any additional obligations on Purchaser, without the prior written consent of Purchaser.

          (d) The parties agree that they shall jointly develop a transition plan to coordinate the transition of supply to Rugby from HMRI to King in conjunction with the termination of the International Products Manufacturing Agreement and the transfer of those Assets utilized in the manufacture of the International Products in connection with such termination. HMRI agrees that it shall hold any inventory required for supply to Rugby as may be required during the supply transition.

                                   ARTICLE III
                               REGULATORY MATTERS

     3.1 FILINGS WITH GOVERNMENTAL OR REGULATORY AUTHORITIES REGARDING TRANSFER OF REGISTRATIONS. Promptly after Closing, the parties shall file with the FDA the information required pursuant to 21 C.F.R. ss.314.72, or any successor regulation thereto, regarding the transfer of the Registrations from Sellers to Purchaser. Sellers shall file the information required of a former owner, and Purchaser shall file the information required of a new owner. The parties also agree to use their best efforts to take any and all other actions required by the FDA, or other necessary Governmental or Regulatory Authorities, if any, to effect the transfer of the Registrations from Sellers to Purchaser. Sellers may retain an archival copy of the Registrations, including supplements and records that are required to be kept under 21 C.F.R. ss.314.81.

     3.2 RESPONSIBILITY FOR THE INTERNATIONAL PRODUCTS AND U.S. PRODUCT.

          (a) After the Closing, Purchaser shall assume all regulatory responsibilities permitted by applicable laws and regulations to be assumed by Purchaser, reporting and otherwise, in connection with the International Products in the International Territory, the U.S. Product in the U.S. Territory and the Registrations, including, but not limited to, responsibility for reporting any adverse drug events in connection with the Products, and responsibility for compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time.

          (b) The parties will agree upon procedures to ensure a smooth transition from Sellers to Purchaser of the activities required to be undertaken by the holder of the Registrations, including, without limitation, adverse experience reporting, quarterly and annual FDA reports, complaint and sample tracking, and communication with health care professionals and customers. Sellers agree to cooperate with Purchaser to ensure a smooth transition of the activities contemplated hereby. Upon completion of transfer of the Registrations to Purchaser, the procedures for regulatory matters set forth in the International Products Manufacturing Agreement shall be applicable to the International Products. Upon completion of transfer of the U.S. Authorizations to Purchaser, the procedures for regulatory matters set forth in the U.S. Product Manufacturing Agreement shall be applicable to the U.S. Product.

          (c) After the Closing, Purchaser shall assume all responsibility for any and all fee obligations for holders or owners of approved new drug applications and approved, marketed prescription drug products relating to the International Products in the International Territory and the U.S. Product in the U.S. Territory, including, but not limited to, those defined under the Prescription Drug User Fee Act of 1992, as the same may be amended from time to time.

          (d) Promptly after the Closing, Purchaser and Sellers shall take all actions necessary or required under applicable Laws to reflect that the Assets are owned by Purchaser and that Purchaser has responsibility therefor.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF SELLERS. Except to the extent such representation or warranty is applicable to DV, Sellers represent and warrant to Purchaser as follows:

          (a) Organization and Standing. HMRI is a corporation and HMR GmbH is a limited liability company, duly organized, validly existing, and, with respect to HMRI, in good standing under the laws of the jurisdiction of its incorporation or formation.

          (b) Power and Authority. Each Seller has all requisite corporate or limited liability company power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement by each Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of such Seller's organizational documents, bylaws, any law or regulation applicable to Sellers, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which either Seller is a party or by which such Seller is bound or result in the creation or acceleration of any lien charge, security interest, or other encumbrance on the Assets.

          (c) Corporate Action; Binding Effect. Each Seller has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and constitutes, and the other instruments contemplated hereby when duly executed and delivered by each Seller will constitute, legal, valid, and binding obligations of such Seller enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

          (d) Consents. Except with respect to the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Act") and the consents set forth on SCHEDULE 4.1(D), no consent or approval of, or filing with or notice to, any Governmental or Regulatory Authority or any other person not a party to this Agreement is required or necessary to be obtained by either Seller or on its behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby, except as contemplated by
     Section 3.1 hereof or which has been obtained prior to the execution of this Agreement or which would not, either individually or cumulatively, have a material adverse effect on the Assets or Sellers' performance hereunder.

          (e) Ownership of Assets. Sellers are the owners of the Assets described in Sections 2.1(a)(i) and (iii)-(vii) and 2.1(b), and, to Sellers' knowledge, the Assets described in Section 2.1(a)(ii), and the Assets are free and clear of all liens, claims, charges, or encumbrances, except for liens for taxes not yet due and payable and except as described on SCHEDULE 4.1(E) attached hereto.

          (f) Litigation or Disputes. Except as disclosed in SCHEDULE 4.1(F) attached hereto, there is no claim, outstanding commitment to any governmental regulatory agency, action, suit, proceeding, investigation, or arbitration pending or, to Sellers' knowledge, threatened against Sellers relating to the Assets, and Sellers are not in violation of or in default with respect to any applicable law, rule, regulation, judgment, order, writ, injunction, award, or decree of any arbitrator, court, or administrative body, the result of any of which, either individually or cumulatively, would have a materially adverse effect on the International Assets in the International Territory or the U.S. Assets in the U.S. Territory or Sellers' compliance with and performance under the terms of this Agreement or the Operative Agreements contemplated hereby or thereby.

          (g) Trademarks; Intellectual Property.

               (i) SCHEDULE 2.1(A)(I) attached hereto is a true and correct list of all trademarks owned by Sellers and used by Sellers in the manufacture, marketing, and sale of the International Products in the International Territory.

               (ii) SCHEDULE 2.1(B)(I) attached hereto is a true and correct list of all trademarks owned by Sellers and used by Sellers in the manufacture, marketing, and sale of the U.S. Product in the U.S. Territory.

               (iii) The International Trademarks are the only trademarks used or held by Sellers for use in connection with or otherwise necessary for the conduct of Sellers' business as now conducted for the International Products in the International Territory.

               (iv) The U.S. Trademarks are the only trademarks used or held by Sellers for use in connection with or otherwise necessary for the conduct of Sellers' business as now conducted for the U.S. Product in the U.S. Territory.

               (v) Sellers neither own nor have licenses to any patents with valid claims covering the conduct of Sellers' business as now conducted for the International Products in the International Territory.

               (vi) Sellers or their Affiliates have not received any notice of any claim that any of the Assets infringe on any property rights of any other party. There is no claim, action, suit, or proceeding, pending or, to Sellers' knowledge, threatened alleging that the use by Sellers or its Affiliates of the International Trademarks or the Know-How infringes any patents or other intellectual property rights of third parties.

               (vii) Except as set forth on SCHEDULE 4.1(G)(VII), Sellers have not executed or granted to any Affiliate or any third party any license, sublicense, or contract covering the Know-How or the International Trademarks in the United States or the U.S. Trademarks in the U.S. Territory.

          (h) Compliance with Laws. To Sellers' knowledge, Sellers have conducted their operations in connection with the manufacture and sale of the International Products in the International Territory and the U.S. Product in the U.S. Territory in material compliance with all applicable Laws of Governmental or Regulatory Authorities, and possess all approvals, consents, licenses, and permits required for (i) the conduct of their business as now conducted for the International Products in the International Territory or as will be necessary for HMRI to perform its obligations under the International Products Manufacturing Agreement and
     (ii) the conduct of their business as now conducted for the U.S. Product in the U.S. Territory or as will be necessary to perform their obligations under the U.S. Product Manufacturing Agreement.

          (i) Contracts. With respect to each Assumed Contract required to be disclosed on SCHEDULE 2.1(A)(VII)(A) or SCHEDULE 2.1(B)(V)(A) to which either Seller is a party, and except as disclosed on SCHEDULE 4.1(I): (i) no Seller is in material breach of or default under any Assumed Contract, and to Sellers' knowledge, no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a material loss of benefits or rights or result in the creation of any material lien, charge, claim, security interest or encumbrance, thereunder or pursuant thereto; (ii) to Sellers' knowledge, there is no existing material breach or default by any other party to any Assumed Contract;
     (iii) to Sellers' knowledge, no event has occurred which with the passage of time or giving notice of or both would constitute such a default by such other party, result in a material loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto; and
     (iv) the continuation, validity and effectiveness of each Assumed

     Contract would not be affected by the transfer thereof to the Purchaser under this Agreement and all such Assumed Contracts are either assignable to the Purchaser without consent or any such necessary consent has been obtained prior to the execution of this Agreement.

          (j) Recalls or Withdrawals. During the period commencing on December 31, 1995, and ending on the date hereof, there have been no:

               (i) units of International Products which have been recalled or withdrawn by Sellers or their Affiliates in the United States (whether voluntarily or otherwise);

               (ii) proceedings in the United States brought against Sellers or their Affiliates (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, or seizure of any of the International Products or seeking to enjoin Sellers or any of their Affiliates from distributing such International Products;

               (iii) units of U.S. Product which have been recalled or withdrawn by Sellers or their Affiliates in the U.S. Territory (whether voluntarily or otherwise); or

               (iv) proceedings in the U.S. Territory brought against Sellers or their Affiliates (whether such proceedings have since been completed or remain pending) seeking the recall, withdrawal, or seizure of any U.S. Product or seeking to enjoin Sellers or any of their Affiliates from distributing such U.S. Product.

          (k) Facilities and Manufacture.

               (i) Except as set forth on SCHEDULE 4.1(K)(I) attached hereto, and only to the extent it could have a material adverse effect on the Assets or Sellers' performance hereunder or under any of the agreements contemplated hereby, during the period commencing on December 31, 1995, and ending on the date hereof, with respect only to the International Products in the United States, neither Sellers nor their Affiliates have received or been subject to: (i) any FDA Form 483's relative to the International Products; (ii) any FDA Notices of Adverse Findings relative to the International Products, or (iii) warning letters or other correspondence from the FDA or any other Governmental or Regulatory Authority concerning the International Products in which the FDA or other such Governmental or Regulatory Authority asserted that the operations of Sellers were not in compliance with applicable Laws.

               (ii) Except as set forth on SCHEDULE 4.1(K)(II) attached hereto, and only to the extent it could have a material adverse effect on the Assets or Sellers' performance hereunder or under any of the agreements contemplated hereby, during the period commencing on September 1, 1997, and ending on the date hereof, with respect only to the U.S. Product in the U.S. Territory, neither Sellers nor their Affiliates have received or been subject to: (i) any FDA Form 483's relative to the U.S. Product; (ii) any FDA Notices of Adverse Findings relative to the U.S. Product, or
          (iii) warning letters or other correspondence from the FDA or any other Governmental or Regulatory Authority concerning the U.S. Product in which the FDA or other such Governmental or Regulatory Authority asserted that the operations of Sellers were not in compliance with applicable Laws.

               (iii) Except as set forth on SCHEDULE 4.1(K)(III) attached hereto, and only to the extent it could have a material adverse effect on the Assets or Sellers' performance hereunder or under any of the agreements contemplated hereby, during the period commencing on December 31, 1995, and ending on the date hereof, no employees of Sellers have been debarred under ss.306(a) or ss.306(b) of the Federal Food, Drug and Cosmetic Act or been convicted of or formally charged with a criminal offense relating to the development or approval process of any drug product.

          (l) Conduct of Business.

               (i) Except as disclosed to Purchaser, since December 31, 1995, Sellers have conducted their business relating to the International Products in the United States and the U.S. Product in the U.S. Territory in the ordinary course of business in all material respects and, since December 31, 1995, through the date hereof, Sellers have not offered any extraordinary rebates, discounts, or any other promotion or marketing incentives relating to the International Products in the United States or the U.S. Product in the U.S. Territory, in each case other than in the ordinary course of business.

               (ii) To Sellers' knowledge, Sellers have maintained, and continue to maintain, with respect to the business of the U.S. Product in the U.S. Territory, good working relationships with their material suppliers of active and inactive ingredients, packaging materials and components and marketing services.

          (m) Condition of Equipment. The Assets set forth on SCHEDULE 2.1(A)(V) are, and at the time of Closing will be, in working order and in a condition expected for equipment of such age and type, subject to normal wear and maintenance.

          (n) Disclosure. To Sellers' knowledge, no representation or warranty of Sellers contained in this Agreement and no information contained in any schedule hereto contains or will contain any untrue statement or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not materially misleading.

     4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Sellers as follows:

          (a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

          (b) Power and Authority. Purchaser has all requisite corporate power and authority to execute, deliver, and perform this Agreement, and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein and therein. The execution, delivery, and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated hereby will not, violate any provision of Purchaser's articles of incorporation, bylaws, any law or regulation applicable to Purchaser, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Purchaser is a party or by which Purchaser is bound, except as consent to this Agreement and the transactions contemplated hereby may be required under Purchaser's agreements with its lenders which consent shall have been obtained at or prior to the Closing.

          (c) Corporate Action; Binding Effect. Purchaser has duly and properly taken all action required by law, its articles of incorporation, its bylaws, or otherwise, to authorize the execution, delivery, and performance by it of this Agreement and the other instruments to be executed by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Purchaser will constitute, legal, valid, and binding obligations of Purchaser enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

          (d) Consents. Except with respect to the pre-merger notification report filed under the H-S-R Act, no consent or approval of, or filing with or notice to, any federal, state, or local governmental or regulatory authority, agency, or department or any other person not a party to this Agreement is required or necessary to be obtained by Purchaser or on its behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transactions contemplated hereby, except as contemplated by Section 3.1 hereof or which have been obtained prior to the execution of this Agreement, except as consent to this Agreement and the transactions contemplated hereby may be required under Purchaser's agreements with its lenders which consent shall have been obtained at or prior to the Closing.

     4.3 SURVIVAL OF REPRESENTATIONS/WARRANTIES. The representations and warranties contained in this Article IV and the indemnification with respect thereto pursuant to Article VI shall survive the Closing Date for a period of two (2) years, except that Section 4.1(e) (Ownership of Assets) and the indemnification with respect thereto pursuant to Article VI shall survive the Closing Date for a period of three (3) years.

     4.4 BROKERS. Each party hereby represents that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by each such party directly with the other party without the intervention of any third party on behalf of either party in such manner as to give rise to any valid claim by any third party against either party for a finder's fee, brokerage commission or similar payment.

     4.5 FINANCING. Purchaser has sufficient cash and or available credit facilities (and has provided Sellers with evidence thereof in the form of a guaranteed commitment letter from Credit Suisse First Boston, First Union National Bank and NationsBank, N.A.) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Operative Agreements.

     4.6 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLERS DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE INTERNATIONAL PRODUCTS AND THE U.S. PRODUCT, INCLUDING, BUT NOT LIMITED TO, THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE V
                              CONDITIONS TO CLOSING

     5.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser, but only in writing, in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Sellers in this Agreement and the Operative Agreements shall be materially true and correct on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          (b) Performance. Sellers shall have performed and complied with, in all material respects, the agreements and obligations required by this Agreement and the

     Operative Agreements to be so performed or complied with by Seller at or before the Closing.

          (c) Orders and Laws. There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          (d) H-S-R Act. All applicable waiting periods (and any extensions thereof) under the H-S-R Act shall have expired or otherwise been terminated.

          (e) Deliveries. Sellers shall have executed, as applicable, and delivered to Purchaser:

               (i) the Assignment Instruments;

               (ii) the U.S. Product Agreement;

               (iii) the U.S. Product Manufacturing Agreement;

               (iv) the International Products Manufacturing Agreement;

               (v) the Transition Services Agreement; and

               (vii) such other documents, materials and instruments reasonably requested by Purchaser as may be necessary to completely sell and assign the Assets and transfer the Assumed Liabilities to Purchaser.

          (f) Financial Statements. Sellers shall have delivered, or caused to be delivered, to Purchaser, audited financial statements covering sales of Silvadene and AVC in the United States and the U.S. Product in the U.S. Territory for the calendar years ended December 31, 1996 and December 31, 1997 and for the first three calendar quarters of 1998.

     5.2 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligations of Sellers hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers, but only in writing, in their sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Purchaser in this Agreement and the Operative Agreements shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the

     Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

          (b) Performance. Purchaser shall have performed and complied with, in all material respects, the agreements and obligations required by this Agreement and the Operative Agreements to be so performed or complied with by Purchaser at or before the Closing.

          (c) Orders and Laws. There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

          (d) H-S-R Act. All applicable waiting periods (and any extensions thereof) under the H-S-R Act shall have expired or otherwise been terminated.

          (e) Deliveries. Purchaser shall have executed and delivered to
     Sellers:

               (i) the Assumption Instruments;

               (ii) the U.S. Product Agreement;

               (iii) the U.S. Product Manufacturing Agreement;

               (iv) the International Products Manufacturing Agreement;

               (v) the Transition Services Agreement;

               (vi) the Senior Subordinated Notes (together with an opinion of counsel in a form reasonably acceptable to Sellers regarding authority, execution, validity and absence of conflict); and

               (vii) such other documents, materials and instruments reasonably requested by Sellers as may be necessary to completely sell and assign the Assets and transfer the Assumed Liabilities to Purchaser.

          (f) Note Purchase Agreements. Purchaser shall have caused each of the parties thereto to execute and deliver to Sellers the Note Purchase Agreements in the form attached hereto as EXHIBIT 8 (the "Note Purchase Agreements") pursuant to which the parties thereto shall, upon the terms specified therein, purchase the Senior Subordinated Notes (together with an opinion of counsel in a form reasonably acceptable to Sellers).

          (g) Letters of Credit. Purchaser shall have caused each of the parties thereto to execute and deliver to Sellers one or more Letters of Credit in the form attached hereto as EXHIBIT 9 (the "Letters of Credit"), and covering in their entirety Purchaser's obligation to make interest payments under the Senior Subordinated Notes.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 INDEMNIFICATION.

          (a) Subject to Section 6.1(c) of this Section 6.1 and the other Sections of this Article VI, Sellers shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

               (i) Any Retained Liability of Sellers, including, but not limited to, product liability claims or threatened claims relating to the U.S. Product sold by Purchaser prior to the Closing Date and claims alleging patent infringement or other third party claims out of the exercise by Sellers prior to the Closing Date of the licenses to Patent Rights, Schering Patent Rights and Ramipril Know-How (as such terms are defined in the U.S. Product Agreement) granted pursuant to the U.S. Product Agreement;

               (ii) Misrepresentation or breach of warranty or covenant or agreement by Sellers made or contained in this Agreement, the U.S. Product Agreement or in any Exhibit, Schedule, certificate or other instrument furnished or to be furnished to the Purchaser under this Agreement or the U.S. Product Agreement;

               (iii) Litigation or other claims arising from acts, failures to act or events relating to the Assets which occurred prior to the Closing Date; and

               (iv) The use of the Assets before the Closing Date.

          Notwithstanding any provision herein or in the U.S. Product Agreement to the contrary, the parties agree that in no event will Sellers be liable to Purchaser for special, consequential, indirect, punitive or similar damages.

          (b) Subject to Section 6.1(c) of this Section 6.1 and the other Sections of this Article VI, Purchaser shall indemnify Sellers and their respective officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

               (i) The Assumed Liabilities;

               (ii) Misrepresentation or breach of warranty or covenant or agreement by the Purchaser made or contained in this Agreement, the U.S. Product Agreement or in any Exhibit, Schedule, certificate or other instrument furnished or to be furnished to Sellers under this Agreement or the U.S. Product Agreement;

               (iii) Litigation or other claims arising from acts, failures to act or events relating to the Assets which occurred on or after the Closing Date;

               (iv) The use of the Assets on or after the Closing Date; and

               (v) Product liability claims or threatened claims relating to the Licensed Products (as such term is defined in the U.S. Product Agreement) sold by Purchaser after the Closing Date and claims alleging patent infringement or other third party claims out of the exercise by Purchaser of the licenses to Patent Rights, Schering Patent Rights and Ramipril Know-How (as such terms are defined in the U.S. Product Agreement) granted pursuant to the U.S. Product Agreement.

          Notwithstanding any provision herein or in the U.S. Product Agreement to the contrary, the parties agree that in no event will Purchaser be liable to Sellers for special, consequential, indirect, punitive or similar damages.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under paragraph (a) or (b) of Section 6.1:

               (i) unless, until and then only to the extent that the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such paragraphs in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

               (ii) with respect to any Loss, to the extent that the party seeking indemnification had a reasonable opportunity, but failed, in good faith to mitigate the Loss, including, but not limited to, the failure to use commercially reasonable efforts to recover under such party's policy of insurance or under a contractual right of set-off or indemnity; or

               (iii) with respect to any Loss, to the extent that such Loss is caused by (a) any inaccuracy of a representation or breach of a warranty made by the party seeking indemnification in the Agreement or
          (b) the gross negligence or intentional misconduct of such party or any of its officers, directors, employees, agents or Affiliates.

          (d) The limitations contained in clause (i) of Section 6.1(c) shall not apply to Losses arising from breach of Purchaser's and Sellers' respective obligations hereunder with respect to Assumed Liabilities and Retained Liabilities.

          (e) Notwithstanding any provision in this Agreement to the contrary, the maximum amount of Losses for which Sellers may be liable under this
     Article VI shall not exceed (i) Forty Million Dollars ($40,000,000) for any such Losses relating to the International Products (excluding DV), (ii) Three Hundred Twenty-Two Million Five Hundred Thousand Dollars ($322,500,000) for any such Losses relating to the U.S. Product, or (iii) Three Hundred Sixty-Two Million Five Hundred Thousand Dollars ($362,500,000) in the aggregate. Sellers shall not be liable under this
     Article VI for any Losses relating to DV.

     6.2 METHOD OF ASSERTING CLAIMS. A party (the "Indemnitee") that intends to claim indemnification under this Article VI shall:

          (a) notify the other party (the "Indemnitor") of any Losses with respect to which the Indemnitee intends to claim indemnification as soon as practicable after the Indemnitee becomes aware of any such Losses;

          (b) permit the Indemnitor to assume the defense thereof with counsel mutually satisfactory to the parties; and

          (c) cooperate with the Indemnitor, at the Indemnitor's expense, in the defense thereof.

     With respect to any matter for which the Indemnitor has an obligation to indemnify the Indemnitee under this Agreement, the Indemnitee shall have the right to participate and be represented (at the Indemnitor's expense) by legal counsel of the Indemnitee's choice in all proceedings and negotiations, if representation by counsel retained by Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article VI shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. Failure of the Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of a potential Loss shall not relieve the Indemnitor of any liability to the Indemnitee pursuant to this Article VI, except to the extent such delay prejudices the Indemnitor's ability to defend such action.

                                   ARTICLE VII
                               DISPUTE RESOLUTION

     7.1 DISPUTE RESOLUTION.

          (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity of this Agreement shall be submitted in the first instance to the Chief Operating Officer of HMRI, or such person's designee of equivalent or superior position, and the Chief Operating Officer of Purchaser, or such person's designee of equivalent or superior position.

          (b) If the matter or dispute cannot be resolved by the individuals designated in Section 7.1(a) within thirty (30) days after such submission, it shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified by this section. The number of arbitrators shall be three (3), one
     (1) of whom is selected by Purchaser, one (1) of whom is selected by Sellers and one (1) of whom is selected by Sellers and Purchaser (or by the other two (2) arbitrators if the parties cannot agree). The arbitration proceeding shall be conducted in the English language. The arbitration proceeding shall be brought in New York, New York, unless the parties agree in writing to conduct the arbitration in another location.

          (c) The arbitration decision shall be binding and not be appealable to any court in any jurisdiction. The prevailing party may enter such decision in any court having competent jurisdiction.

          (d) Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared except that if, in the opinion of the arbitrators, any claim by a party hereto or any defense or objection thereto by the other party was unreasonable, the arbitrators may in their discretion assess as part of the award any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and expenses of the arbitrators against the party raising such unreasonable claim, defense or objection.

          (e) Any party may, without inconsistency with this Agreement, apply to any court having jurisdiction hereof and seek injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 NON-SOLICITATION. Unless Sellers otherwise agree in writing, from the date of this Agreement and until December 31, 2000, Purchaser agrees not to, and to cause its Affiliates not to, recruit, directly or indirectly, any person who as of the date of this Agreement is an employee of either Seller or their respective Affiliates or who was employed by either Seller or an Affiliate at any time during the six months prior to such date, for employment with, or as a consultant to, Purchaser or its Affiliates.

     8.2 PAYMENT OF TRANSACTION EXPENSES. All legal fees and other expenses incurred on behalf of Sellers in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Sellers; and all legal fees and other expenses incurred on behalf of Purchaser in connection with the negotiation of this Agreement and the consummation of the transactions contemplated herein will be borne by Purchaser.

     8.3 ACCESS TO INFORMATION. After the Closing, Purchaser agrees to cooperate with Sellers and to grant to Sellers and their employees, attorneys, accountants, officers, representatives, and agents, during normal business hours and upon ten (10) days' advance notice, reasonable access to Purchaser's management personnel and to the records relating to the International Products and the U.S. Product (including, without limitation, the Registrations) and to permit copying at Sellers' expense or, where reasonably necessary, to loan original documents relating to the Assets during the period the Assets were owned by Sellers for the sole purposes of (i) any financial reporting or tax matters (including, without limitation, any financial and tax audits, tax contests, tax examination, preparation of any Sellers' tax returns or financial records) relating to the International Products or U.S. Product; (ii) any claims or litigation involving Sellers and the Assets relating to the International Products or U.S. Product; (iii) any investigation of Sellers being conducted by any federal, state, or local governmental authority relating to the International Products or the U.S. Product; (iv) any matter relating to any indemnification or representation or warranty or any other term of this Agreement, or (v) any similar or related matter. Purchaser shall maintain, for the extent required by applicable Law, but in any event for not less than six
(6) years, all such records and documents in the United States and shall not destroy or dispose of any such records and documents prior to the end of such required or six (6) year period, as the case may be, without the prior written consent of Sellers. Sellers shall use their reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section
8.3 are conducted so as not to interfere with the normal and ordinary operation of Purchaser's business. Sellers acknowledge that the records and documents made available to Sellers by Purchaser pursuant to this Section 8.3 constitute confidential information of Purchaser and disclosure of such information shall be governed by the confidentiality and non-disclosure provisions of the International Products Manufacturing Agreement if related to an International Product or the provisions of the U.S. Product Manufacturing Agreement if related to a U.S. Product.

     8.4 DELIVERY OF ASSETS; REMOVAL OF PROPERTY. Subject to the terms and conditions of this Agreement and the Operative Agreements, on the Closing Date, Sellers will take all commercially reasonable steps to deliver or make available to Purchaser the Assets in Sellers' possession (including, those Assets described on SCHEDULE 2.1(A)(V) hereto pursuant to the terms of the International Products Manufacturing Agreement), and if at any time after the Closing Date, Sellers discover in their possession or in the possession of their Affiliates or under their control or the control of their Affiliates any other such Assets, it will forthwith deliver same at its expense to Purchaser.

     8.5 NO OTHER REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that neither Sellers nor Purchaser are making any representation or warranty whatsoever, express or implied, including, but not limited to, any implied representation or warranty as to condition, merchantability or suitability as to any of the Assets, except those representations and warranties contained in
Article IV of this Agreement and in the U.S. Product Agreement, and the Schedules and Exhibits hereto and thereto. In particular, Sellers do not make any representation or warranty to Purchaser with respect to (i) the information set forth in the offering materials provided to the Purchaser by Sellers or (ii) any financial projection or forecast relating to the business prospects for the International Products or the U.S. Product. With respect to any projection or forecast delivered by or on behalf of any Seller to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties,
(iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and
(iv) it shall have no claim against Sellers with respect to such projections and forecasts prepared in good faith by Sellers.

     8.6 NOTICES.

          (a) Except as otherwise specifically provided herein, any notice or other documents to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered post, nationally recognized overnight courier or facsimile transmission to a party or delivered in person to a party at the address or facsimile number set out below for such party or such other address as the party may from time to time designate by written notice to the other:

     If to Purchaser, to:

                       King Pharmaceuticals, Inc.
                       501 Fifth Street
                       Bristol, Tennessee 37620
                       Attn: Chairman of the Board
                       Facsimile: 423-989-8006
         with copies to:

                      King Pharmaceuticals, Inc.
                      501 Fifth Street
                      Bristol, Tennessee 37620
                      Attn: Executive Vice President and General Counsel
                      Facsimile: 423-989-6282

                  and

                      Monarch Pharmaceuticals, Inc.
                      355 Beecham Street
                      Bristol, TN  37620
                      Attn: Chief Executive Officer
                      Facsimile: 423-989-8006

         If to Sellers, to:

                      Hoechst Marion Roussel, Inc.
                      10236 Marion Park Drive
                      Kansas City, Missouri 64137
                      Attn: President
                      Facsimile: 816-966-3152
                  and

                      Hoechst Marion Roussel Deutschland GmbH
                      Konigsteiner Strasse 10
                      Germany
                      Attn: General Manager
                      Facsimile: 49-69-305-17905

         with copies to:

                      Hoechst Marion Roussel, Inc.
                      10236 Marion Park Drive
                      Kansas City, Missouri 64137
                      Attn: General Counsel, North America
                      Facsimile: 816-966-3805

                  and

                      Hoechst Marion Roussel Deutschland GmbH
                      Konigsteiner Strasse 10
                      Germany
                      Attn: Legal Department
                      Facsimile: 49-69-305-15096


          (b) Any such notice or other document shall be deemed to have been received by the addressee five (5) business days following the date of dispatch of the notice or other document by post or, where the notice or other document is sent by overnight courier, by hand or is given by facsimile, simultaneously with the transmission or delivery. To prove the giving of a notice or other document it shall be sufficient to show that it was dispatched.

     8.7 ENTIRE AGREEMENT; AMENDMENT.

          (a) This Agreement, together with the Operative Agreements and the Exhibits and Schedules attached hereto and thereto, embodies and sets forth the entire agreement and understanding of the parties with respect to the subject matter herein and therein and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained herein and therein. The terms of this Agreement shall supersede all previous oral or written agreements which may exist or have existed between the parties relating to the subject matter of this Agreement. No party shall be entitled to rely on any agreement, understanding or arrangement which is not expressly set forth in this Agreement. Any other terms and conditions (including without limitation any terms and conditions contained in any purchase order or sales invoice issued pursuant to the Operative Agreements) are hereby expressly excluded.

          (b) This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorized representatives of the parties.

     8.8 FORCE MAJEURE. If a party is prevented or delayed in the performance of any of its obligations under this Agreement by Force Majeure (as defined herein) and shall give written notice thereof to the other party specifying the matters constituting Force Majeure together with such evidence as such party reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, the party shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue. The expression "Force Majeure" shall be deemed to include any cause substantially affecting the performance by a party of this Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party whose performance is so affected.

     8.9 ASSIGNMENT. No party shall be entitled to assign its rights and obligations hereunder without the prior written consent of the other parties; provided, however, a party shall be entitled, without the prior written consent of the other parties, to assign its rights and obligations hereunder to an Affiliate, but such assignment to an Affiliate shall not relieve the assigning party of its obligations hereunder. No permitted assignment hereunder shall be deemed effective until the assignee shall have executed and delivered an instrument in writing reasonably satisfactory in form and substance to the other parties pursuant to which the assignee assumes all of the obligations of the assigning party hereunder. Any purported assignment of this Agreement in violation of this Section 8.9 shall be void. This Agreement shall be binding upon the successors and permitted assigns of the parties and the name of a party appearing herein shall be deemed to include the names of its successors and assigns. Notwithstanding the foregoing provisions of this Section 8.9, Purchaser's rights hereunder may be assigned as security to one or more financial institutions providing financing to Purchaser and may be assigned pursuant to the terms of the relevant security agreement, it being understood that no such assignment shall release Purchaser from any of its obligations hereunder (or be deemed to constitute an assumption by such an assignee of such obligations) or increase or otherwise modify the obligations of Sellers hereunder.

     8.10 HEADINGS, INTERPRETATION. The headings used in this Agreement are for convenience only and are not a part of this Agreement nor affect the interpretation of any of its provisions.

     8.11 ATTACHMENTS. All Exhibits and Schedules referenced herein are hereby made a part of this Agreement.

     8.12 INDEPENDENT PARTIES. This Agreement shall not be deemed to create any partnership, joint venture, amalgamation or agency relationship between the parties. Each party shall act hereunder as an independent contractor.

     8.13 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Missouri, without giving effect to the choice of law provisions thereof.

     8.14 NO WAIVER. Neither the failure nor delay on the part of either party to require the strict performance of any term, covenant or condition of this Agreement or to exercise any right or remedy available on a breach thereof shall constitute a waiver of any such breach or of any such term or condition. The consent to, or the waiver of, any breach, or the failure to require on any single occasion the performance or timely performance of any term, covenant, or condition of this Agreement shall not be construed as authorizing any subsequent or additional breach and shall not prevent a subsequent enforcement of such term, covenant, or condition.

     8.15 SEVERABILITY. In the event that any provision of this Agreement or the application thereof to any party or circumstance shall be finally determined by a court of proper jurisdiction to be invalid or unenforceable to any extent, then (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the parties or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby.

     8.16 INTERPRETATION. The parties hereto acknowledge and agree that (i) each party and its representatives has reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and
(iii) the terms and provisions of this Agreement shall be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation of this Agreement.

     8.17 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute a single agreement.

     8.18 THIRD PARTY BENEFICIARIES. This Agreement is not intended to confer upon any non-party rights or remedies hereunder, except as may be received or created as part of a valid assignment.

     8.19 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and use all commercially reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable law to consummate the transactions contemplated hereby.

     8.20 TERMS OF THIS AGREEMENT. The parties agree not to disclose any terms or conditions of this Agreement or the Operative Agreements to any third party without the prior written consent of the other party, except to advisors, investors, lenders and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, or to the extent required by Law; provided, however, prior to any such required disclosure the non-disclosing party shall be allowed to review the proposed disclosure, and the disclosing party agrees to consider in good faith any proposed revisions thereof provided to the disclosing party within two (2) business days of the non-disclosing party's receipt of the proposed disclosure and the parties shall seek confidential treatment for such disclosure as permitted by applicable Law.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first above written.


                                      SELLERS:

                                      HOECHST MARION ROUSSEL, INC.



                                      HOECHST MARION ROUSSEL
                                          DEUTSCHLAND GMBH



                                      PURCHASER:

                                      KING PHARMACEUTICALS, INC.

                     LIST OF OMITTED SCHEDULES AND EXHIBITS

         (Registrant shall furnish supplementally a copy of any omitted schedule to the Commission upon request).


Schedule 1.29 -- Excluded Know-How
Schedule 2.1(a)(i) -- International Trademarks
Schedule 2.1(a)(iii) -- International Authorizations
Schedule 2.1(a)(v) -- Manufacturing Equipment
Schedule 2.1(a)(vii)(A) -- International Assumed Contracts
Schedule 2.1(a)(vii)(B) -- Excluded International Assumed Contracts
Schedule 2.1(b)(i) -- U.S. Trademarks
Schedule 2.1(b)(ii) -- U.S. Authorizations
Schedule 2.1(b)(v)(A) -- U. S. Assumed Contracts
Schedule 2.1(b)(v)(B) -- Excluded U. S. Assumed Contracts
Schedule 2.2(a)(v) -- U.S. Product Research and Development
Schedule 2.3(b) -- Payment of Purchase Price
Schedule 4.1(d) -- Consents
Schedule 4.1(e) -- Liens
Schedule 4.1(f) -- Litigation
Schedule 4.1(g)(vii) -- Licenses to Trademarks
Schedule 4.1(i) -- Contracts
Schedule 4.1(k)(i) -- Regulatory Matters -- International Products
Schedule 4.1(k)(ii) -- Regulatory Matters -- U.S. Product
Schedule 4.1(k)(iii) -- Regulatory Matters -- Section 306(a) and 306(b)


Exhibit 1 -- U.S. Product Agreement
Exhibit 2 -- U.S. Product Manufacturing Agreement
Exhibit 3 -- International Products Manufacturing Agreement
Exhibit 4 -- Transition Services Agreement
Exhibit 5 -- Senior Subordinated Note(s)
Exhibit 6 -- General Assignment, Assumption and Irrevocable Bill of Sale
Exhibit 7 -- Assignment of Trademarks
Exhibit 8 -- Note Purchase Agreement(s)
Exhibit 9 -- Letter(s) of Credit